                                                                     Exhibit 15b



                      Independent Accountants' Review Report


To the Shareholders and Board of Directors
Horizon Group, Inc.

We have reviewed the accompanying consolidated condensed balance sheet of Horizon Group, Inc. (the Company) as of March 31, 1998, and the related consolidated condensed statements of operations and cash flows for the three-month period then ended. These financial statements are the responsibility of the Company's management. We did not make a similar review of the consolidated condensed statements of operations and cash flows for the three month period ended March 31, 1997.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated condensed financial statements at March 31, 1998, and for the three-month period then ended for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of the Company as of December 31, 1997, and the related consolidated statement of operations, shareholders' equity and cash flows for the year then ended (not presented herein) and in our report dated March 13, 1998 (except for the second paragraph of Note 3 and the fourth and fifth paragraphs of Note 4, as to which the date is April 1, 1998) we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated condensed balance sheet as of December 31, 1997, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


Chicago, Illinois                               /s/ Ernst & Young LLP
May 7, 1998                                     ---------------------
                                                ERNST & YOUNG LLP








                                       16